Filed Pursuant to Rule 424(b)(3)
File No. 333-169799

AEROFLEX INCORPORATED

SUPPLEMENT NO. 4 TO
MARKET MAKING PROSPECTUS,
DATED NOVEMBER 9, 2010

THE DATE OF THIS SUPPLEMENT IS APRIL 25, 2011

On April 25, 2011, Aeroflex Incorporated filed the attached Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2011

AEROFLEX HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34974	01-0899019
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

AEROFLEX INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	033-88878	11-1974412
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

35 South Service Road, P.O. Box 6022
Plainview, New York		11803
(Address of Principal Executive Offices)		(Zip Code)

(516) 694-6700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On April 25, 2011, Aeroflex Incorporated, a wholly owned subsidiary of Aeroflex Holding Corp., issued a press release announcing that it has commenced a cash tender offer for any and all of its outstanding 11.75% Senior Notes due 2015. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated April 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX HOLDING CORP.

By:	/s/ John Adamovich, Jr.
John Adamovich, Jr.
Senior Vice President, Chief
Financial Officer and Secretary

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr.
John Adamovich, Jr.
Senior Vice President, Chief
Financial Officer and Secretary

Date: April 25, 2011

FOR IMMEDIATE RELEASE

AEROFLEX INCORPORATED ANNOUNCES DEBT TENDER

Plainview, New York – April 25, 2011. Aeroflex Incorporated (“Aeroflex” or the “Company”), a wholly owned subsidiary of Aeroflex Holding Corp. (NYSE: ARX), announced today the commencement of a tender offer (the "Offer") and solicitation for consents (the "Consent Solicitation") for any and all of its outstanding 11.75% Senior Notes due 2015 (CUSIP No. 007768AD6) (the "Notes"), as described below.

The Offer will be funded with a portion of the proceeds from a proposed new term loan under a senior secured credit facility (the "Refinancing"). Accordingly, Aeroflex’s obligations under the Offer and Consent Solicitation, as amended or supplemented from time to time (the “Offer to Purchase”), are conditioned upon the successful completion of the Refinancing, as well as the satisfaction of certain other conditions set forth in the Offer to Purchase, dated April 25, 2011.

The Offer and Consent Solicitation are scheduled to expire at 12:00 Midnight, New York City time, on May 20, 2011, unless extended or earlier terminated (the “Expiration Time”). Holders who tender Notes and deliver consents before 12:00 Midnight, New York City time, on May 6, 2011 (the “Early Participation Time”) will, upon acceptance, receive the total consideration, which includes an early participation premium. Holders who tender Notes and deliver consents after the Early Participation Time, but before the Expiration Time, will, upon acceptance, receive the tender offer consideration but not the early participation premium. The Total Consideration for Notes validly tendered (and not withdrawn) pursuant to the Offer prior to the Early Participation Time and accepted for purchase will be equal to $1,088.07 per $1,000.00 principal amount of the Notes, which includes the early participation premium of $20.00.

To the extent the Offer and Consent Solicitation are not consummated, the total consideration, the early participation premium and the tender offer consideration, will not be paid in respect of any Notes tendered in connection with the Offer and the related consents delivered in connection with the Consent Solicitation will be deemed revoked. Tendered Notes may be withdrawn, and the related consents may be revoked, at any time prior to 12:00 Midnight, New York City time, on May 6, 2011 (as may be extended by the Company, the “Withdrawal Deadline”), but not thereafter. Holders who tender Notes and deliver consents after the Withdrawal Deadline but at or prior to the Expiration Time may not withdraw the Notes tendered or revoke the consents delivered pursuant to the Offer and Consent Solicitation.

The complete terms and conditions of the Offer and Consent Solicitation are set forth in the Offer to Purchase and related Consent and Letter of Transmittal, which have been sent to holders of the Notes. Holders are urged to read the applicable offer documents carefully before making any decision with respect to the Offer and Consent Solicitation.

Aeroflex has retained J.P. Morgan Securities LLC to act as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the Offer and/or the Consent Solicitation may be directed at (800) 245-8812 (toll free) or (212) 270-3994 (call collect).

Requests for documents in connection with the Offer and/or Consent Solicitation may be directed to Global Bondholder Services Corporation, the information agent for the Notes Offer at (212) 430-3774 or (866) 470-3800 (toll free).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, sale or solicitation for consent is being made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Aeroflex

Aeroflex Incorporated is a leading global provider of microelectronic components and test and measurement equipment used by companies in the space, avionics, defense, commercial wireless communications, medical and other markets.

Forward-looking Statements

All statements other than statements of historical fact included in this press release regarding Aeroflex’s plans and objectives of its management for future operations are forward-looking statements, including, among other things, statements concerning the timing and completion of the Offer and Aeroflex's financial position and liquidity giving effect to the transactions contemplated by the Offer. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Aeroflex or its management, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of Aeroflex’s management, as well as assumptions made by and information currently available to its management. Actual results, risks and assumptions relating to the Offer could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, adverse developments in the global economy; adverse developments relating to the Offer; the inability to continue to develop, manufacture and market innovative, customized products and services that meet customer requirements for performance and reliability; the termination of key contracts; and the failure to comply with regulations such as International Traffic in Arms Regulations and any changes in regulations. Such statements reflect the current views of management with respect to the future and are subject to certain risks, uncertainties and assumptions. Aeroflex does not undertake any obligation to update such forward-looking statements.

For more information, contact:

Andrew Kaminsky
Aeroflex Incorporated
(516) 752-6401
andrew.kaminsky@aeroflex.com